EXHIBIT 99.05

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES SECOND QUARTER NET INCOME OF $186.1 MILLION, UP 3%

Second Quarter Net Income Per Diluted Share of $1.69, up 4%,

Second Quarter Credit Enhancement Production(1) $397.9 million, down 3%

NEW YORK, July 20, 2005—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced second quarter 2005 net income of $186.1 million, or $1.69 per diluted share. This represents a 3% increase from second quarter 2004 net income of $180.7 million, and a 4% increase in net income per diluted share from $1.63 in the second quarter of 2004.

Net Income Per Diluted Share

Net income and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts typically exclude the net income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts (“net security gains and losses”) and certain non-recurring and other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the second quarter 2005, net security gains and losses had the effect of increasing net income by $14.9 million, $0.14 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $14.0 million, or $0.12 per diluted share for the second quarter 2005. Table I, below, provides second quarter and six-month comparisons for the years 2005 and 2004.

Ambac Second Quarter 2005 Earnings/ 2

Table I

	Second Quarter			Six Months
	2005	2004	% Change	2005	2004	% Change
Net income per diluted share	$1.69	$1.63	+4%	$3.35	$3.18	+5%
Effect of net security gains	$(0.14)	$(0.04)	n.a.	$(0.19)	$(0.11)	n.a.
Non-recurring and other(a)	$0.00	$(0.02)	n.a.	$0.00	$(0.02)	n.a.

Sub-total excluding effect of net security gains/losses and non-recurring items(b)	$1.55	$1.57	-1%	$3.16	$3.05	+4%
Effect of Accelerated earnings	$(0.12)	$(0.16)	n.a.	$(0.29)	$(0.23)	n.a.

Total excluding items	$1.43	$1.41	+1%	$2.87	$2.82	+2%

(a)	2004 second quarter and six months results have been adjusted by $2.2 million for expenses related to Ambac’s contingent capital facility to be comparable with 2005 reporting.
(b)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.

Commenting on the overall results, Ambac President and Chief Executive Officer, Robert J. Genader, noted, “Ambac’s top line production results for the quarter are very gratifying considering the market conditions. While spreads remain tight in many asset classes, we continue to see significant opportunities to put our capital to use at attractive returns. Being a diversified, global guarantor with size and scale, Ambac is active in many different markets around the world. We continue to judiciously seek transactions in markets where we bring the most value. That is a strategy that has been prominent in driving our returns to be the best in the industry.” Mr. Genader added, “Our overall results were impacted by market conditions in our financial services segment and do not reflect the reasonable quarter achieved within our primary business of financial guaranty.”

Revenues

Highlights

•	Credit enhancement production(1) in the second quarter of 2005 was $397.9 million, down 3% from the second quarter of 2004 which came in at $411.2 million. Growth in U.S. structured finance and international was more than offset by a decline in production in U.S. public finance.

Credit enhancement production for the six months of 2005 of $596.9 million was 11% lower than credit enhancement production of $670.0 million in the same period of 2004 due primarily to lower production in the U.S. public finance and international segments.

Table II, below, provides the second quarter and six-month comparisons of credit enhancement production by market sector, for 2005 and 2004.

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Ambac Second Quarter 2005 Earnings/ 3

Table II

Credit Enhancement Production(1)

	Second Quarter			Six Months
$-millions	2005	2004	% Change	2005	2004	% Change
Public Finance	$170.0	$237.7	-28%	$279.0	$334.6	-17%
Structured Finance	141.6	89.6	+58%	218.6	166.8	+31%
International	86.3	83.9	+3%	99.3	168.6	-41%

Total	$397.9	$411.2	-3%	$596.9	$670.0	-11%

•	In Public Finance, municipal market issuance, as reported by third party sources, was 8% higher in the second quarter of 2005 than in the comparable prior period while insured market penetration was at 61%, relatively unchanged quarter on quarter. However, Ambac’s production in this sector was impacted by increased competition from other financial guarantors, fewer health care transactions written during the period, and the fact that few large, highly structured transactions came to market during the quarter. Additionally, the second quarter 2004 included one very large transportation deal. U.S. structured finance was significantly higher as increased activity in auto securitizations and investor owned utilities was partially offset by lower mortgage-backed and other home equity related securitizations. Competition from the market in the form of senior/subordination execution and from other financial guarantors remains very strong in the MBS sector. International writings were slightly higher as increased activity in utility deals was largely offset by slower MBS and transportation activity. The international segment remains very lumpy primarily due to long transaction closing cycles typically caused by the size and complexity of the deals.

•	Net premiums written in the second quarter of 2005 of $268.6 million were 29% lower than net premiums written of $379.1 million in the same period of 2004. Gross premiums written in the second quarter of 2005 and 2004 were (offset)/credited by ($54.0) million and $15.9 million, respectively, in ceded premiums. Ceded premiums written in the second quarter of 2004 included the collection of $64.8 million in return premiums from the cancellation of certain reinsurance contracts. Excluding the return premiums in the comparable prior quarter, ceded premiums in the second quarter of 2005 increased by 10% from $48.9 million. Ceded premiums as a percentage of gross premiums written were 16.7% and 13.5% for the second quarter of 2005 and 2004 (exclusive of the return premiums), respectively. The mix of business underwritten and greater treaty participation during the quarter drove the increase.

Net premiums written for the six months of 2005 of $524.4 million were 8% lower than net premiums written of $571.7 million in the same period of 2004. Excluding the impact of return premiums in each of the periods ($55.8 million in the first quarter of 2005 and $64.8 million in the second quarter of 2004), net premiums written are down 8%, period on period primarily due to less U.S. public finance business written during 2005.

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Ambac Second Quarter 2005 Earnings/ 4

A breakdown of gross premiums written by market sector and ceded premiums for the second quarter and six-month periods of 2005 and 2004 are included below in Table III.

Table III

Premiums Written

	Second Quarter			Six Months
$-millions	2005	2004	% Change	2005	2004	% Change
Public Finance	$174.2	$237.5	-27%	$281.4	$338.7	-17%
Structured Finance	79.0	68.5	+15%	153.1	141.6	+8%
International	69.4	57.2	+21%	117.3	109.3	+7%

Total Gross Premiums Written	322.6	363.2	-11%	551.8	589.6	-6%
Ceded Premiums Written	(54.0)	15.9	—	(27.4)	(17.9)	+53%

Net Premiums Written	$268.6	$379.1	-29%	$524.4	$571.7	-8%

•	Net premiums earned and other credit enhancement fees for the second quarter of 2005 were $205.8 million, which represented a 2% increase from the $201.4 million earned in the second quarter of 2004. Net premiums earned increased for all market sectors.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations (such as reinsurance cancellations) recognized during the quarter. Accelerated premiums were $24.5 million in the second quarter of 2005 (which had a net income per diluted share effect of $0.12), down 26% from $33.1 million ($0.16 per diluted share) in accelerated premiums in the second quarter of 2004. Accelerated premiums in the second quarter of 2004 include $10.4 million from the cancellation of reinsurance with certain reinsurers. Long-term interest rates have remained relatively low during 2005 and we continue to see strong refunding activity in our public finance segment. However, as interest rates rise, the level of accelerated premiums should decline.

Net premiums earned and other credit enhancement fees for the first half of 2005 were $417.5 million, which represented a 10% increase from the $378.3 million earned in the first half of 2004. Accelerated premiums were $59.0 million for the first half 2005 ($0.29 per diluted share), up 22% from $48.3 million ($0.23 per diluted share) in accelerated premiums for the first half of 2004. Accelerated premiums in the first half of 2005 includes the impact of a reinsurance cancellation in the first quarter of 2005 amounting to $4.5 million. Accelerated premiums in the comparable period of 2004 include the impact of reinsurance cancellations in the second quarter of 2004, as discussed above.

A breakdown of net premiums earned and other credit enhancement fees by market sector are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

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Ambac Second Quarter 2005 Earnings/ 5

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

	Second Quarter			Six Months
$-millions	2005	2004	% Change	2005	2004	% Change
Public Finance	$54.6	$50.7	+8%	$109.8	$99.8	+10%
Structured Finance	71.7	67.6	+6%	140.3	133.2	+5%
International	55.0	50.0	+10%	108.4	97.0	+12%

Total Normal Premiums/Fees	181.3	168.3	+8%	358.5	330.0	+9%
Accelerated Premiums	24.5	33.1	-26%	59.0	48.3	+22%

Total	$205.8	$201.4	+2%	$417.5	$378.3	+10%

Public finance earned premiums, before accelerations, grew 8%. Ambac’s focus on higher value-added structured municipal transactions, combined with diligent management of risk limit capacity has resulted in attractive returns and good earned premiums growth in public finance, our most mature sector.

Structured finance earned premiums and other credit enhancement fees grew 6%. The rate of growth in structured finance has slowed over the past year, adversely impacted by lower premium production in mortgage-backed and home equity securitizations. This relatively short-term asset class had experienced significant growth in years prior to 2004, fueled by heavy issuance and strong demand for insurance. However, increased competition from both the industry and the market in the form of senior/subordination structures, has led to significantly lower writings in this segment. The lower business writings combined with the high level of principal pay downs has reduced the size of the portfolio, resulting in lower earnings from this asset class.

International earned premiums and other credit enhancement fees grew 10%. The rate of growth remains healthy, however it is lower than recent prior years. The decline is driven primarily by maturities and calls of our pooled debt obligations outstanding. Additionally, new business generation in this asset class has slowed significantly as credit spreads have generally narrowed, reducing the need for financial guarantee protection.

•	Net investment income for the second quarter of 2005 was $104.5 million, representing an increase of 18% from $88.9 million in the comparable period of 2004. Net investment income excluding net investment income from Variable Interest Entities (“VIEs”) for the second quarter of 2005 was $92.2 million, representing an increase of 5% from $88.1 million in the second quarter of 2004. This increase was due primarily to the growth in the investment portfolio driven by ongoing collection of financial guarantee premiums and fees, partially offset by a lower reinvestment rate and the repurchase of Ambac stock totaling approximately $134 million. Net investment income from VIEs for the second quarter of 2005 was $12.3 million, up from $0.8 million in the second quarter of 2004. Investment income from VIEs result from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement FIN 46. The increase in interest income from VIEs reflects the consolidation of two transactions executed in the fourth quarter of 2004. Investment income from VIEs is offset by interest expense on VIEs, shown separately in the Consolidated Statements of Operations.

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Ambac Second Quarter 2005 Earnings/ 6

Net investment income (including net investment income from VIEs) for the six months of 2005 was $206.5 million, representing an increase of 17% from $176.6 million in the comparable period of 2004, primarily as a result of the reasons provided above.

Financial services. The financial services segment is comprised of the investment agreement business and derivative products business. The investment agreement business is managed with the goal of approximately matching the cash flows of the investment agreement liabilities with the cash flows of the related investment portfolio. To achieve this goal in the investment agreement business, derivative contracts (“non-trading derivative contracts”) are used for hedging purposes. The primary activities in the derivative products business are intermediation of interest rate and currency swap transactions and taking total return swap positions on certain fixed income obligations. Most of the swap intermediation is done on a fully hedged basis with the exception of certain municipal interest rate swaps that are not hedged for the basis difference between taxable and tax-exempt interest rates. As such, changes in the relationship between taxable and tax-exempt interest rates will result in mark to market gains or losses in this business line. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, were $0.2 million in the second quarter of 2005, compared to $12.5 million for the second quarter of 2004. The decrease was driven by the derivative products business. Revenues in that segment were ($3.7) million in the second quarter of 2005, down from $7.4 million in the second quarter of 2004. Net revenue included mark-to-market (losses)/gains primarily resulting from the (increase)/decrease in the ratio of tax-exempt interest rates to taxable interest rates amounting to ($6.0) million and $4.6 million in the second quarter of 2005 and 2004, respectively.

Financial services revenues were $15.2 million in the first half of 2005, down 45% from the $27.8 million of revenues in the first half of 2004 primarily due to the reasons provided above.

Expenses

Highlights

•	Financial guarantee expenses of $62.2 million for the second quarter of 2005 increased by 31% over the $47.4 million of expenses for the same quarter of 2004. Financial guarantee expenses excluding interest expense on VIE notes grew 8% from $46.8 million in the second quarter of 2004 to $50.3 million in the second quarter of 2005, primarily due to higher compensation expense and increased loss provisioning. The second quarter 2004 expenses include $3.5 million of additional reinsurance commissions related to the cancellation of reinsurance during that quarter. The loss provision of $21.7 million for the second quarter of 2005 was 24% higher than the $17.5 million recorded in the second quarter of 2004 primarily due to increased active credit reserves and a small increase in case reserves for one credit, as described below in “Loss

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Ambac Second Quarter 2005 Earnings/ 7

Reserve Activity.” Interest expense on VIE notes for the second quarter of 2005 was $11.8 million, up from $0.7 million in the second quarter of 2004. Interest expense on VIE notes result from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement FIN 46.

Financial guarantee expenses of $130.6 million for the first six months of 2005 increased by 43% over the $91.5 million of expenses for the same period of 2004. Expenses excluding interest expense on VIE notes grew 19% primarily as a result of the reasons provided above.

•	Financial services other expenses, which represent the operating expenses for the segment, amounted to $3.4 million for the second quarter of 2005, flat to the comparable prior period.

Financial services expenses for the first half of 2005 of $7.3 million were flat to the comparable prior period.

•	Corporate operating expenses amounted to $5.5 million in the second quarter of 2005 compared to $2.6 million incurred in the second quarter of 2004 due to expenses related to Ambac’s contingent capital facility for the first half of 2005. Prior period amounts were recorded directly in shareholders’ equity in the Consolidated Balance Sheet rather than in corporate operating expenses. Historically, the cost of our contingent capital facility has ranged from $0.9 million to $1.7 million per quarter.

Loss Reserve Activity

•	The case basis loss reserve (loss reserves for exposures that have defaulted) decreased $44.1 million during the second quarter of 2005 from $130.7 at March 31, 2005 to $86.6 million at June 30, 2005. The decrease resulted primarily from payments made during the quarter to fully settle all claims on the defaulted enhanced equipment trust certificate transaction that was reported in prior quarters. No other loss reserve activity was recorded relating to that transaction during the period. The payments made were partially offset by a $5.1 million addition to an existing case reserve for a stressed health care exposure.

•	The net active credit reserve (“ACR”) increased by $15.6 million during the quarter, primarily as a result of deterioration in credit quality of certain structured finance transactions. Ambac’s ACR is established for probable and estimable losses due to credit deterioration on insured transactions that are considered adversely classified. Ambac continuously monitors its insured portfolio actively seeking to mitigate claims.

Other Items

•	Total net securities gains/(losses) for the second quarter of 2005 were $29.6 million on a pre-tax basis, or $0.14 per diluted share; consisting of net realized losses on investment securities of ($0.6) million, net mark-to-market losses on credit and total return derivatives of ($17.0) million and net mark-to-market gains on non-trading derivative contracts of $47.2 million. The net mark-to-market loss on credit and total return derivatives was primarily due to market conditions resulting in extension of the weighted average life of certain transactions within our pooled debt obligations portfolio and spread widening on certain credits within our total return

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Ambac Second Quarter 2005 Earnings/ 8

portfolio. The mark-to-market gains on non-trading derivative contracts relate almost entirely to interest rate hedge contracts related to long-term fixed rate liabilities in Ambac’s investment agreement business. Although these hedges were highly effective economically, they did not meet the strict technical requirements for hedge accounting under FAS 133. Of the $47.2 million net mark-to-market gain on these non-trading derivatives recorded in the quarter, $27.3 million relates to mark-to-market gains in the current quarter primarily resulting from declining long-term interest rates during the period. These hedges have been redesignated to meet the technical requirements of FAS 133 as of July 1, 2005. It is expected that the mark-to-market of the hedge and hedged item will substantially offset each other in the income statement prospectively. For the second quarter of 2004, net securities gains/(losses) were $6.7 million on a pre-tax basis, or $0.04 per diluted share; consisting of net realized gains on investment securities of $3.2 million, and net mark-to-market gains on credit and total return derivatives of $3.5 million.

Total net securities gains/(losses) for the first half of 2005 were $38.8 million, consisting of net realized gains on investment securities of $1.3 million, net mark-to-market losses on credit and total return derivatives of ($10.9) million and net mark-to-market gains on non-trading derivative contracts of $48.4 million. For the first half of 2004 net securities gains were $19.2 million, consisting of net realized gains on investment securities of $21.0 million, mark-to-market gains on credit derivatives and total return swaps of $12.2 million and net mark-to-market losses on non-trading derivative contracts of ($14.0) million. The losses on non-trading derivative contracts relate almost entirely to a mark-to-market adjustment on interest rate hedge contracts in Ambac’s medium-term note funding conduit recorded in the first quarter of 2004. The results from the medium-term note funding conduit are included in “Other (loss)/income” in the Consolidated Statements of Operations.

Balance Sheet

Highlights

•	Total assets as of June 30, 2005 were $19.5 billion, up 4% from total assets of $18.7 billion at December 31, 2004. The increase was driven by cash generated from business written during the period and an increase in the unrealized gains in the investment portfolio driven by lower long-term interest rates during the period. As of June 30, 2005, stockholders’ equity was $5.29 billion, a 5% increase from year-end 2004 stockholders’ equity of $5.02 billion. The increase was primarily the result of net income during the period, and increased “Accumulated Other Comprehensive Income,” driven by lower long-term interest rates during the period, partially offset by stock buybacks during the period.

Increased Cash Dividend Declared

At its July 2005 Board meeting, the Board of Directors of Ambac Financial Group Inc. approved a 20% increase in the regular quarterly cash dividend from $0.125 to $0.15 per share of common stock. The dividend is payable on September 7, 2005 to stockholders of record on August 10, 2005. Ambac has declared an increased cash dividend in every year since going public in 1991.

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Ambac Second Quarter 2005 Earnings/ 9

Forward-Looking Statements

This release, in particular the President and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in capital requirement or other criteria of rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) inadequacy of reserves established for losses and loss adjustment expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Ambac Second Quarter 2005 Earnings/ 10

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

	Second Quarter		Six Months
$-millions	2005	2004	2005	2004
Credit enhancement production	$398	$411	$597	$670
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(208)	(175)	(302)	(314)

Gross up-front premiums written	$190	$236	$295	$356
Gross installment premiums written on insurance policies	133	127	257	234

Gross premiums written	$323	$363	$552	$590

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Six Months Ended June 30, 2005 and 2004

(Dollars in Thousands Except Share Data)

	Three Months Ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Revenues:
Financial Guarantee:
Gross premiums written	$322,628	$363,196	$551,754	$589,630
Ceded premiums written	(54,038)	15,949	(27,411)	(17,937)

Net premiums written	$268,590	$379,145	$524,343	$571,693

Net premiums earned	$193,242	$189,593	$392,876	$355,028
Other credit enhancement fees	12,536	11,809	24,603	23,245

Net premiums earned and other credit enhancement fees	205,778	201,402	417,479	378,273
Net investment income	104,450	88,919	206,458	176,634
Net realized investment (losses) gains	(1,030)	3,294	991	15,165
Net mark-to-market (losses) gains on credit derivative contracts	(11,606)	3,256	(6,340)	10,218
Other income (loss)	906	1,356	3,291	(10,813)
Financial Services:
Interest from investment and payment agreements	64,861	45,740	122,542	98,090
Derivative products	(9,109)	7,698	(296)	15,118
Net realized investment gains (losses)	443	(108)	288	5,843
Net mark-to-market gains on non-trading derivatives	51,268	41	51,959	104
Corporate:
Net investment income	396	386	805	756
Net realized investment gains	—	42	—	18

Total revenues	406,357	352,026	797,177	689,406

Expenses:
Financial Guarantee:
Loss and loss expenses	21,657	17,500	45,129	35,000
Underwriting and operating expenses	28,692	29,277	62,095	55,113
Interest expense on variable interest entity notes	11,816	670	23,395	1,392
Financial Services:
Interest from investment and payment agreements	60,877	40,678	111,657	83,370
Other expenses	3,431	3,381	7,250	7,076
Interest	13,513	13,461	27,026	27,086
Corporate	5,461	2,601	7,743	4,790

Total expenses	145,447	107,568	284,295	213,827

Income before income taxes	260,910	244,458	512,882	475,579
Provision for income taxes	74,812	63,562	141,241	122,928

Income from continuing operations	186,098	180,896	371,641	352,651

Discontinued operations:
Loss from discontinued operations	—	(310)	—	(550)
Income tax benefit	—	(124)	—	(220)

Net loss from discontinued operations	—	(186)	—	(330)

Net income	$186,098	$180,710	$371,641	$352,321

Earnings per share:
Income from continuing operations	$1.71	$1.65	$3.39	$3.22
Discontinued operations	$0.00	$(0.00)	$0.00	$(0.00)

Net income	$1.71	$1.65	$3.39	$3.22

Earnings per diluted share:
Income from continuing operations	$1.69	$1.63	$3.35	$3.18
Discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income	$1.69	$1.63	$3.35	$3.18

Weighted average number of common shares outstanding:
Basic	109,098,498	109,634,527	109,641,520	109,313,146

Diluted	110,327,148	110,924,314	110,990,318	110,673,431

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2005 and December 31, 2004

(Dollars in Thousands Except Share Data)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $14,698,314 in 2005 and $13,425,475 in 2004)	$15,260,922	$13,901,218
Fixed income securities pledged as collateral, at fair value (amortized cost of $413,824 in 2005 and $345,195 in 2004)	409,004	341,742
Short-term investments, at cost (approximates fair value)	232,882	521,226
Other (cost of $3,767 in 2005 and $3,731 in 2004)	4,198	4,234

Total investments	15,907,006	14,768,420

Cash	36,560	19,957
Securities purchased under agreements to resell	25,000	353,000
Receivable for securities sold	49,491	1,319
Investment income due and accrued	159,483	162,506
Reinsurance recoverable on paid and unpaid losses	1,806	16,765
Prepaid reinsurance	280,579	297,330
Deferred acquisition costs	198,805	184,766
Loans	1,352,328	1,405,700
Derivative assets	1,379,604	1,455,609
Other assets	139,262	77,523

Total assets	$19,529,924	$18,742,895

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$2,892,168	$2,778,893
Loss and loss expense reserve	213,542	254,055
Ceded reinsurance balances payable	31,496	18,248
Obligations under investment and payment agreements	7,093,061	6,813,914
Obligations under investment repurchase agreements	229,466	266,806
Securities sold under agreement to repurchase	42,000	—
Deferred income taxes	295,617	217,373
Current income taxes	11,939	16,406
Long-term debt	1,836,277	1,866,207
Accrued interest payable	68,522	71,058
Derivative liabilities	1,187,863	1,206,740
Other liabilities	204,209	208,732
Payable for securities purchased	130,690	6

Total liabilities	14,236,850	13,718,438

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,091	1,089
Additional paid-in capital	711,294	694,465
Accumulated other comprehensive income	338,521	296,814
Retained earnings	4,368,225	4,032,089
Common stock held in treasury at cost	(126,057)	—

Total stockholders’ equity	5,293,074	5,024,457

Total liabilities and stockholders’ equity	$19,529,924	$18,742,895

Number of shares outstanding (net of treasury shares)	107,346,500	108,915,944

Book value per share	$49.31	$46.13

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

June 30, 2005 and December 31, 2004

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of June 30, 2005 and December 31, 2004, respectively, on the basis of accounting principles generally accepted in the United States of America.

	June 30, 2005	December 31, 2004
	(unaudited)
Unearned premiums	$2,897	$2,783
Long-term debt	1,044	1,074
Other liabilities	2,375	2,192

Total liabilities	6,316	6,049

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,248	1,233
Accumulated other comprehensive income	250	238
Retained earnings	4,222	4,094

Total stockholder’s equity	5,802	5,647

Total liabilities and stockholder’s equity	$12,118	$11,696